Exhibit 99.1

Emmis Acquisition Corp. Announces Upcoming Automatic Unit Separation

New York, NY, October 15, 2025 (GLOBE NEWSWIRE) – Emmis Acquisition Corp. (NASDAQ: EMISU) (the “Company”) announced today that, effective as of October 22, 2025, the Company’s units will no longer trade, and that the Company’s Class A ordinary shares and rights, which together comprise the units, will commence trading separately. The Class A ordinary shares and rights will be listed on the Nasdaq Global Market and trade with the ticker symbols “EMIS” and “EMISR”, respectively. This is a mandatory and automatic separation, and no action is required by the holders of units.

Each unit consists of one Class A ordinary share and one right. Each right entitles the holder to receive one-tenth (1/10) of one Class A ordinary share upon the consummation of the Company’s initial business combination. In the separation, unit owners will receive the number of Class A ordinary shares underlying their units and the number of rights underlying such units. No fractional shares will be issued upon conversion of any rights and instead, fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Cayman Islands law and our amended and restated memorandum and articles of association. Accordingly, a holder must have 10 rights to receive one Class A ordinary share at the closing of the Company’s initial business combination.

Purchases of units that are made after market close on October 15, 2025, may not settle prior to the unit separation date and, accordingly, the number of rights issued to such purchasers may not reflect the rights underlying such recently purchased units.

About Emmis Acquisition Corp.

Emmis Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any business or industry or at any stage of its corporate evolution but will focus on industrial and business services, manufacturing, transportation, and/or distribution and/or technology sectors.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the risk factors section of the prospectus used in connection with the Company’s initial public offering. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Emmis Acquisition Corp.

Investor Relations

Allison Tomek

Equilitix

allison@equilitix.com